EXHIBIT 99.1

                           Regency Centers Corporation
                                  Press Release

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www.RegencyCenters.com                                    CONTACT: LISA PALMER
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              REGENCY CENTERS ANNOUNCES SOLID FIRST QUARTER RESULTS
   Rent growth and same property NOI growth demonstrate healthy core portfolio

Jacksonville, Fla. (May 6, 2003) -- Regency Centers Corporation announced today financial and operating results for the quarter ended March 31, 2003. Results were in line with the Company's expectations and guidance.

"Great real estate and strong tenants are the keys to sustainable earnings growth, especially in the current environment," said Martin E. Stein, Jr., Chairman and Chief Executive Officer. "Focusing on market-dominant anchors and locations that benefit from high household income and dense, in-fill populations has afforded Regency insulation in the current economic downturn. Our results reflect the strength of our portfolio and the soundness of our strategy."

Net income for common stockholders from continuing operations for the quarter was $18.6 million or $0.31 per diluted share, compared to $19.1 million or $0.31 per diluted share in the first quarter of last year. The year-over-year comparison was negatively impacted by a $2.65 million expense associated with the redemption of perpetual preferred units in the first quarter of this year. After accounting for discontinued operations, net income for common stockholders was $17.9 million or $0.30 per diluted share, compared to $24.5 million and $0.42 per diluted share for the same period last year.

Regency reports Funds From Operations (FFO) as a supplemental earnings measure. The Company considers FFO to be the most meaningful performance measurement in the ownership, management and development of real estate and an accurate benchmark to its peer group. FFO was $40.3 million, or $0.65 on a diluted per share basis, compared to $39.9 million and $0.65 per diluted share for the same period last year. Bruce M. Johnson, Chief Financial Officer, noted, "We're impressed with this quarter's results and the ability of the Company to maintain FFO per share in spite of the dilutive effect of selling over $200 million in non-strategic assets last year, as well as the $750,000 premium paid this quarter to redeem $75 million of perpetual preferred units."

Portfolio Results

At March 31, 2003, Regency's investment in real estate before depreciation was approximately $3.2 billion. At quarter end, the Company owned 261 shopping centers and single tenant properties totaling over 29.5 million square feet located in top markets across the nation. Occupancy of the operating portfolio increased over the prior quarter to 94.9%. Same property NOI growth was 1.6% for the quarter and rent growth remained solid at 9.7%. During the quarter Regency completed 273 new and renewal lease transactions, including development properties, for a total of over 1.1 million square feet.

Investment and Development Activity

During the first quarter Regency completed five shopping center developments and re-developments and commenced two more. The two additions represent $12.4 million in estimated net development costs. As of March 31, 2003, the Company had 31 properties under development for an estimated total net investment at completion of $433 million. Demand for development space is strong, with 578,131 square feet leased during the quarter. The development portfolio is 79% leased and committed and 52% funded. "We expect another year of growth from our sound development pipeline. Our talented investment officers continue to secure quality development opportunities that add value and strengthen our portfolio," added Mr. Stein.

Capital Markets Activity

On March 27th Regency redeemed $35 million of Series C 9.0% Preferred Units and $40 million of Series E 8.75% Preferred Units. Both of these series were private placements completed in 1999 and 2000, respectively, with a non-callable provision for five years and were redeemed prior to the five years. Because the series were redeemed early, Regency paid a 1% premium on the face value of the redeemed units totaling $750,000 and recognized a $1.9 million charge to net income for the original issuance costs. This redemption was financed from Regency's senior unsecured credit facility.

Subsequent to the end of the quarter, the company replaced the capital by issuing $75 million of depository shares representing Series 3 Cumulative Preferred Stock. The depository shares are redeemable at par at Regency's election on or after April 3, 2008, pay a 7.45% annual dividend and have a liquidation value of $25 per share. The proceeds from this offering were used to reduce outstanding indebtedness under the Company's senior unsecured credit facility.

Dividend

On May 6, 2003, the Board of Directors declared common stock and preferred stock dividends. The common stock dividend of $0.52 per share is payable on June 4, 2003 to shareholders of record on May 21, 2003. The 7.45% Series 3 Preferred Stock dividend is payable on June 30, 2003 to shareholders of record on May 30, 2003.

Conference Call

In conjunction with Regency's first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Wednesday, May 7, 2003 at 9:00 am EST at the Company's web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

Additional Information

The Company has published forward-looking statements in its first quarter 2003 supplemental information package that may help investors estimate earnings for 2003. A copy of the Company's first quarter 2003 supplemental information will be available from the Company's web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended March 31, 2003. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income

For the periods ended March 31, 2003 and 2002
(000's)

                                                                  Three Months Ended and Year to Date
                                                                  -----------------------------------
                                                                      2003                2002
                                                                     Actual              Actual

  Net income for common stockholders                                $17,924             $24,518
   Add (Less):
    Depreciation expense - real property                             17,551              15,989
    Amortization of leasing commissions                               1,692               1,209
    Loss (gain) on sale of operating properties                         803             (3,158)
    Preferred stock dividends                                             0                 759
    Preferred unit issuance costs                                     1,922                   0
    Minority interest of exchangeable partnership units                 437                 651
                                                                 -------------------------------

Funds from Operations                                               $40,328             $39,967
                                                                 ===============================

Weighted average shares for net income                               62,098              59,790
Weighted average share for funds from operations                     62,098              61,278

Regency reports Funds From Operations (FFO) as a supplemental earnings measure. The Company considers FFO to be the most meaningful performance measurement in the ownership, management and development of real estate and an accurate benchmark to its peer group. FFO is defined by the National Association of Real Estate Investment Trusts generally as net earnings (computed in accordance with GAAP), excluding real estate depreciation and amortization, gains and losses from sales of properties (except those gains and losses sold by the Company's taxable REIT subsidiary), after adjustment from unconsolidated partnerships and joint ventures and excluding items classified by GAAP as extraordinary or unusual, along with significant non-recurring events. Regency also adjusts for the payment of preferred stock dividends.


Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation exceed $3 billion. As of March 31, 2003, the Company owned 261 retail properties totaling 29.5 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

                                       ###

In addition to historical information, the information in this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Regency operates, management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions including pricing of acquisitions and sales of properties and out parcels, changes in expected leasing activity and market rents, timing of acquisitions, development starts and sales of properties and out parcels, weather, obtaining governmental approvals and meeting development schedules.

During the quarter, Regency's corporate representatives may reiterate these forward-looking statements during private meetings with investors, investment analysts, the media and others. At the same time, Regency will keep this information publicly available on its web site www.regencycenters.com. The public can continue to rely on this information as still being Regency's current expectations, unless Regency publishes a notice stating otherwise.